Exhibit 99.1

MicroVision Announces Agreement to Acquire Luminar Assets to Accelerate Commercial Strategy and Expand Product Portfolio

REDMOND, Wash., Jan. 27, 2026 — MicroVision, Inc. (NASDAQ: MVIS), a technology pioneer delivering advanced perception solutions in autonomy and mobility, today announced that it had entered into an agreement to acquire certain assets from Luminar Technologies, Inc., including IP and inventory related to the Iris and Halo lidar sensors, key engineering and operations talent, and certain commercial contracts and orders.

MicroVision was selected as the winning bidder at a competitive auction conducted by Luminar under Section 363 of the U.S. Bankruptcy Code with a cash purchase price of $33 million for certain assets, employees, and contracts associated with Luminar’s lidar business.

“We are thrilled with this opportunity to strategically accelerate MicroVision’s commercial objectives and to further progress the unique products developed by the Luminar team,” said Glen DeVos, MicroVision’s Chief Executive Officer. “Having already proven our ability to identify strategic opportunities to advance our business priorities and effectively integrate unique assets and talent into the MicroVision family, we intend to very efficiently integrate the acquired business with an intense focus on streamlining operations and managing costs.”

“It’s no secret that the lidar market has been ripe for disruption and in need of further consolidation,” continued DeVos. “Building on our proven executive leadership in automotive, our history of developing and delivering products in defense, and now an even more expansive portfolio of technologically diverse lidar sensors and advanced perception solutions, we believe MicroVision is ready to upend the industry, enabling widespread commercial adoption and significantly increased safety.”

The closing of the acquisition is subject to customary conditions, including approval by the bankruptcy court. A hearing to seek court approval is scheduled for January 27, 2026 and the acquisition is expected to be completed on or shortly after February 2, 2026. The Company expects to provide additional information regarding the acquisition at its next regularly scheduled earnings call.

About MicroVision

MicroVision is at the forefront of driving the global adoption of innovative perception solutions, with the goal of making mobility and autonomy safer. Our engineering excellence, based in Washington State, Washington D.C., as well as Hamburg and Ulm, Germany, enables us to develop and supply integrated lidar hardware and perception software solutions. Our proprietary technologies enhance safety and automation across various industrial applications, including robotics, automated warehouses, and agriculture, and are instrumental in the development of autonomous systems. MicroVision’s core technology, initially developed for the automotive industry, continues to accelerate advanced driver-assistance systems (ADAS) and autonomous driving. Building on our history of providing technology to the military segment, our target offerings include semi- and fully autonomous airborne and terrestrial sensor systems. With our solid-state lidar technologies, encompassing MEMS-based long-range lidar and flash-based short-range lidar, integrated with our onboard perception software, MicroVision possesses the expertise to deliver safe mobility at the speed of life.

For more information, visit the Company’s website at www.microvision.com, on Facebook at www.facebook.com/microvisioninc, and LinkedIn at https://www.linkedin.com/company/microvision/.

MicroVision, MAVIN, MOVIA, and MOSAIK are trademarks of MicroVision, Inc. in the United States and other countries. All other trademarks are the properties of their respective owners.

Forward-Looking Statements

Certain statements contained in this release, including those relating to the acquisition, including benefits, costs, synergies, capabilities, and timing; commercial advancement; technology and product capabilities and value; and statements using words such as “expects,” “believes” or “intends” are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in our forward-looking statements include the following: our ability to successfully complete the acquisition and integrate the acquired business; costs associated with the acquired assets may be greater than we project; capital market risks; our ability to operate with limited cash or to raise additional capital when needed; market acceptance of our technologies and products or for products incorporating our technologies; the failure of our commercial partners to perform as expected under our agreements; our ability to identify parties interested in paying any amounts or amounts we deem desirable for the purchase or license of intellectual property assets; our or our customers’ failure to perform under open purchase orders; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards and to develop partnership opportunities; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market our products; potential product liability claims; our ability to maintain our listing on The Nasdaq Stock Market, and other risk factors identified from time to time in our SEC reports, including our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and other reports filed with the SEC. These factors are not intended to represent a complete list of the general or specific factors that may affect us. It should be recognized that other factors, including general economic factors and business strategies, may be significant, now or in the future, and the factors set forth in this release may affect us to a greater extent than indicated. Except as expressly required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

Investor Relations Contact

Jeff Christensen
Darrow Associates Investor Relations

MVIS@darrowir.com

Media Contact

Marketing@MicroVision.com